Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation of our report dated March 31, 2023 with respect to our audits of the consolidated financial statements of Harbor Custom Development, Inc. and Subsidiaries, Inc. as of December 31, 2022 and 2021, and for the years then ended, which appears in the restated December 31, 2022 Form 10-K/A.

Somerset, New Jersey

January 18, 2024